CONFIDENTIAL

Mr. Cheung Ting Kin, Luke

EMPLOYMENT CONTRACT

Plutus Securities Limited (貝德斯證券有限公司) ("the Company") is pleased to offer you a position of Business Development Director, with terms and conditions below.

Your start date will be on 1 January 2019, but can be altered subject to mutual agreement. We trust you will treat the details of this contract with utmost confidentiality.

Salary

The Company offers you a monthly salary of HK$120,000.00 per month. Your salary is paid on or before the last day of each month. Furthermore, an annual bonus will be paid to you based on the company's financial performance during the year.

Benefits

The Company offers you medical insurance coverage for you, labour insurance and MPF as long as you remain an employee of the Company.

Housing cost reimbursement

The reimbursement amount is limited to 40% of your total annual compensation package.

Working Hours

The official working hours of the Company is 9:00am to 6:00pm, Monday to Friday with a one-hour lunch break every working day.

From time to time you may work away from Hong Kong to exercise duties and responsibilities of the Company as situation allows. When you are away from office, you need to maintain frequent contact with the Company through email and phone to discharge your duties of the Company.

You are entitled to an annual leave of 24 working days.

Termination

Both parties can terminate the employment by tendering two-months notice, or payment in lieu.

Confidentiality

At all times, you need to acknowledge that all types and kinds of information you gain access to during your service to the Company is treated as CONFIDENTIAL INFORMATION. As such, all information about the Company and the clients (if applicable) are STRICTLY confidential and need to be handled with care. This confidentiality obligation will apply to you during your tenure with the Company and after you leave the Company.

This is utmost important of keeping all information confidential. Any breach of this confidential obligation may result in litigation, disciplinary action and dismissal where appropriate. Under no circumstances should such information be disclosed to any third party that has not been granted a legal right from the client to receive such information or demanded by the laws to do so.

At all times, all types and kinds of information you gain access to during your service to the Company will only be used on a strict need to know basis.

You are STRICTLY prohibited from passing on any information about the Company and any of the clients to any third party. Any non compliance of this may result in dismissal action, where appropriate.

Any disposal of draft papers, waste paper containing any information about the Company and the clients must be disposed of in a manner appropriate to maintaining the confidentiality of such documents being disposed of.

Severability

If any provision of this Agreement is held by a court of law to be illegal, invalid, or unenforceable, (a) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (b) the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

In order to accept all the terms, conditions and contingencies of this offer as stated above, please sign both original copies of this letter and return one copy to me as soon

as possible. This offer letter contains the entire agreement between you and the Company with respect to your employment and supersedes all prior written and oral communications.

We look forward to your contribution to the success of the Company and hope you will join us.

Signed by
for and on behalf of
Plutus Securities Limited

____

Name: Wong Chin Hung Cyrus
Position: Director
Date: 1 January 2019

Signed By

____

Name: Cheung Ting Kin
HKID No. Z241645(0)
Date: 1 January 2019